Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 29, 2025, relating to the financial statements of Dorian LPG Ltd., and the effectiveness of Dorian LPG Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dorian LPG Ltd. for the year ended March 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece
June 3, 2025

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